Exhibit 99.1

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment No. 6 to the Registration Statement of Advanced Medical Optics, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Advanced Medical Optics, Inc. and VISX, Incorporated, of our opinion dated November 9, 2004 appearing as Annex G to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors,” “The Merger—Background of the Merger” and “—Opinion of AMO’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Charles F. Adams
Charles F. Adams Executive Director

Los Angeles, California

April 8, 2005